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                                                      EXHIBIT 10.2


                                 EMPLOYMENT AGREEMENT


This Employment Agreement ("Agreement") is made as of the 26th day of April, 1996, by and between Morrison Knudsen Corporation, a Delaware corporation ("Company"), and C STEPHEN ALLRED, an executive employee of the Company ("Executive").

WHEREAS, Executive has rendered valuable services to Company, and has acquired an extensive background in and knowledge of Company's business; and

WHEREAS, Company desires to continue the services of Executive in such executive capacity as the parties may mutually agree.

NOW, THEREFORE, in consideration of the foregoing, Company and Executive agree as follows:

ARTICLE 1 - TERM

1.1 Company shall employ Executive and Executive accepts such employment for a term beginning on the effective date of this Agreement and ending December 31, 1998, upon the terms and conditions set forth herein, unless such employment is earlier terminated in accordance with the provisions herein.

ARTICLE 2 - DEFINITIONS

For purposes of this Agreement, the following terms shall have the meanings set forth below:

2.1 "BASE COMPENSATION" shall mean an amount per annum equal to the annual base salary rate in effect for Executive immediately preceding termination of employment.

2.2 "CAUSE" shall mean (i) willful refusal by Executive to follow a lawful written order of the Chief Executive Officer, (ii) Executive's willful and continued failure to perform his duties under this Agreement (except due to Executive's incapacity due to physical or mental illness) after a written demand is delivered to Executive by the Chief Executive Officer specifically identifying the manner in which the Chief Executive Officer believes that Executive has failed to perform his duties, (iii) Executive's willful engagement in conduct materially injurious to the Company, or (iv) Executive's conviction for any felony involving moral turpitude. For purposes of clauses (i), (ii), and (iii) of this definition, no act, or failure to act on Executive's part shall be deemed "willful" unless done, or omitted to be done, by Executive not in good faith and without reasonable belief that Executive's act, or failure to act, was in the best interests of Company.

2.3 "CONSTRUCTIVE TERMINATION" shall mean Executive's voluntary termination of employment within ninety (90) days following the occurrence of one or more of the following events, unless such event is approved in writing by Executive in advance of such event:

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(i) A failure by the Company to abide by any part of this Agreement that is not remedied within ten (10) business days of notification by Executive of such failure, including any violation of Executive's rights as described in
    Section 3 of this Agreement unless such rights are replaced by alternative rights of approximately equal value; or

(ii) A reduction in Executive's title or responsibilities in effect on the execution of this agreement.

2.4 "DISABILITY" shall be deemed to have occurred if Executive makes application for disability benefits under any Company-sponsored long-term disability program (whether insured or self-insured, basic or supplemental) covering Executive and qualifies for such benefits.

2.5 "RETIREMENT" shall mean Executive's termination of service with Company on or after his Early Retirement Date or Normal Retirement Date as defined in the Morrison Knudsen Corporation Retirement Plan, established January 1, 1988 and frozen December 31, 1991 (the "MKRP"), assuming that the MKRP had never been frozen.

ARTICLE 3 - COMPENSATION AND BENEFITS

Executive shall receive the annual base salary set by Company, which salary shall be commensurate with Executive's duties and consistent with the compensation policies of the Executive Compensation and Nominating Committee of Company's Board of Directors. Such salary shall be, at a minimum, the amount of base salary in effect for Executive as of the date this Agreement is executed. At least annually, Company will review Executive's base salary to determine the amount of any increase. Upon any such increase in Executive's base salary, such increased rate shall thereafter constitute Executive's annual base salary for all purposes of this Agreement.

ARTICLE 4 - RIGHTS UPON TERMINATION

In the event that Executive's employment with Company is terminated for any reason other than (a) death, (b) Disability, (c) Cause, (d) voluntary resignation by Executive not constituting Constructive Termination or (e) Retirement before the expiration of the term, Company will pay to Executive Base Salary for a period of 18 months.

Base salary payments shall be made when payments would otherwise have been made to Executive if he were still employed by Company.

In the event Executive's employment with Company is terminated for death, Disability, Cause, voluntary resignation not constituting Constructive Termination or Retirement, Executive shall not be entitled to any benefits under this Agreement. This statement, however, shall not preclude Executive from any payments or benefits available to Executive from participation in Company-sponsored plans or programs that are generally applicable to salaried personnel.


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ARTICLE 5 - MITIGATION AND OFFSET

Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking employment or otherwise, nor to offset the amount of any payment provided for in this Agreement by amounts earned as a result of Executive's employment or self-employment during the period he is entitled to such payment.

ARTICLE 6 - SUCCESSORS

The rights and duties of a party hereunder shall not be assignable by that party; provided, however, that this Agreement shall be binding upon and inure to the benefit of any successor of Company, and any such successor shall be deemed substituted for Company under the terms of this Agreement. The term successor as used herein shall include any person, firm, corporation or other business entity which at any time, by merger, purchase or otherwise, acquires all or substantially all of the assets or business of Company.

ARTICLE 9 - ENTIRE AGREEMENT

With respect to the matters specified herein, this Agreement contains the entire agreement between the parties and supersedes all prior oral and written agreements, understandings and commitments between the parties. This Agreement shall not affect the provisions of any other compensation, retirement or other benefit programs of Company to which Executive is a party.

ARTICLE 10 - VALIDITY

In the event that any provision of this Agreement is held to be invalid, void or unenforceable, the same shall not affect, in any respect whatsoever, the validity of any other provision of the Agreement.

IN WITNESS WHEREOF, Company has executed this Agreement by a duly authorized
officer, and Executive this   26    day of    Apr     , 1996.


EXECUTIVE                              MORRISON KNUDSEN CORPORATION

   /s/ C Stephen Allred                   /s/   Stephen G. Hanks
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Signature                              By:  Stephen G. Hanks
                                       Its: Executive Vice President and
                                            Chief Legal Officer
       5/3/96

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Date                                   Date


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